UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2019

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreements

Home2 Suites by Hilton – Lubbock, TX

On October 9, 2019, the diligence period expired under the Agreement of Purchase and Sale by and between Treemont Capital Partners III, L.P. (the “Home2 Suites Seller”) and Lodging Fund REIT III OP, LP (the “Purchaser”), which is the operating partnership subsidiary of Lodging Fund REIT III, Inc. (the “Company”), as reinstated and amended as of October 1, 2019 (as amended, the “Home2 Suites Purchase Agreement”).  Pursuant to the Home2 Suites Purchase Agreement, the Purchaser agreed to acquire the 100-room Home2 Suites by Hilton in Lubbock, Texas (the “Home2 Suites Lubbock Hotel”) from the Home2 Suites Seller. The contractual purchase price of the Home2 Suites Lubbock Hotel is $14.15 million plus closing costs, subject to adjustment as provided in the Home2 Suites Purchase Agreement. The Home2 Suites Seller is not affiliated with the Company or Legendary Capital REIT III, LLC (the “Advisor”). As required by the Home2 Suites Purchase Agreement, the Purchaser has deposited a total of $200,000 into escrow as earnest money pending the closing or termination of the Home2 Suites Purchase Agreement. Except in certain circumstances described in the Home2 Suites Purchase Agreement, if the Purchaser fails to complete the acquisition, it will forfeit the earnest money. In addition, as required by the Home2 Suites Purchase Agreement, the Purchaser deposited $100,000 into escrow to extend the diligence period to October 9, 2019, which amount was released to the Home2 Suites Seller and is nonrefundable.

Fairfield Inn & Suites by Marriott – Lubbock Southwest

On October 9, 2019, the diligence period expired under the Agreement of Purchase and Sale by and between Treemont Capital Partners IV, LP (the “Fairfield Inn Seller”) and the Purchaser, as reinstated and amended as of October 1, 2019 (as amended, the “Fairfield Inn Purchase Agreement” and, together with the Home2 Suites Purchase Agreement, the “Purchase Agreements”). Pursuant to the Fairfield Inn Purchase Agreement, the Purchaser agreed to acquire the 101-room Fairfield Inn & Suites by Marriott – Lubbock Southwest in Lubbock, Texas (the “Fairfield Inn Lubbock Hotel”) from the Fairfield Inn Seller. The Fairfield Inn Lubbock Hotel and the Home2 Suites Lubbock Hotel are each referred to individually as a “Hotel” and collectively as the “Hotels”. The contractual purchase price of the Fairfield Inn Lubbock Hotel is $15.15 million plus closing costs, subject to adjustment as provided in the Fairfield Inn Purchase Agreement. The Fairfield Inn Seller is not affiliated with the Company or the Advisor. As required by the Fairfield Inn Purchase Agreement, the Purchaser has deposited a total of $200,000 into escrow as earnest money pending the closing or termination of the Fairfield Inn Purchase Agreement. Except in certain circumstances described in the Fairfield Inn Purchase Agreement, if the Purchaser fails to complete the acquisition, it will forfeit the earnest money. In addition, as required by the Fairfield Inn Purchase Agreement, the Purchaser deposited $100,000 into escrow to extend the diligence period to October 9, 2019, which amount was released to the Fairfield Inn Seller and is nonrefundable.

General

Each of the Purchase Agreements was entered into as of July 26, 2019, amended as of September 11, 2019, and reinstated and amended as of October 1, 2019.  Each Purchase Agreement contains various covenants, representations and warranties from the respective parties. Subject to limitations set forth in each Purchase Agreement, each Seller has agreed to indemnify the Purchaser for losses or damages caused by breaches of representations and warranties by such Seller.  Further, pursuant to each of the Purchase Agreements, each Seller agrees, on its behalf and on behalf of any entity owned or controlled by Treemont Capital Partners, and the Purchaser agrees, on its behalf and on behalf of any entity owned or controlled by Legendary Capital, to not acquire, develop or manage, directly or indirectly, another hotel property within a three mile radius of the applicable Hotel, for a period of one year following the applicable closing date. The Purchaser’s acquisition of each of the Hotels is subject to closing conditions, including the approval of the assumption by Purchaser of the existing mortgage loan secured by the applicable Hotel (each, a “Loan Assumption Approval”).  Each assumed loan will be credited toward the purchase price of the applicable Hotel. The Company intends to fund the purchase of the Hotels with proceeds from the Company’s ongoing private offering. If the agreed upon conditions to closing are satisfied, the closing under each Purchase Agreement will occur on the earlier of (a) 120 days following October 1, 2019, or (b) ten business days following the applicable Loan Assumption Approval, subject to a one-time thirty day extension by the Purchaser upon certain conditions. There can be no assurance that the Purchaser will complete either or both of the acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: October 15, 2019	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary